Exhibit 99.1

Gulf Island Fabrication, Inc. Reports First Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $13.4 million ($.94 diluted EPS) on revenue of $123.7 million for its first quarter ended March 31, 2008, compared to net income of $4.4 million ($.31 diluted EPS) on revenue of $109.4 million for the first quarter ended March 31, 2007.

The company had a revenue backlog of $440.1 million and a labor backlog of approximately 4.5 million man-hours remaining to work, which consist of work remaining at March 31, 2008 and commitments received since March 31, 2008.

SELECTED BALANCE SHEET INFORMATION
(in thousands)
	March 31,	December 31,
	2008	2007
Cash and short-term investments	$5,836	$24,640
Total current assets	145,463	135,747
Property, plant and equipment, at cost, net	194,040	188,766
Total assets	340,204	325,213
Total current liabilities	79,461	78,363
Debt	0	0
Shareholders' equity	241,340	228,913
Total liabilities and shareholders' equity	340,204	325,213

The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow April 24, 2008 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended March 31, 2008. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.791.4316. A digital rebroadcast of the call is available two hours after the call and ending May 8, 2008 by dialing 1.888.203.1112, replay passcode: 2145557.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms TLPs, SPARs, FPSOs, MinDOCs, piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2008	2007

Revenue	$123,728	$109,373
Cost of revenue	100,534	100,863
Gross profit	23,194	8,510
General and administrative expenses	2,718	2,307
Operating income	20,476	6,203

Other income (expense):
Interest expense	(6)	(11)
Interest income	109	119
Other	(60)	(4)
	43	104

Income before income taxes	20,519	6,307

Income taxes	7,079	1,892

Net income	$13,440	$4,415

Per share data:

Basic earnings per share:	$0.95	$0.31

Diluted income per share:	$0.94	$0.31

Weighted-average shares	14,219	14,127
Effect of dilutive securities: employee stock options	51	131
Adjusted weighted-average shares	14,270	14,258

Depreciation and amortization included in expense above	$4,176	$3,426

Cash dividend declared per common share	$0.100	$0.100

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Robin A. Seibert, 985-872-2100
Chief Financial Officer